Exhibit 5.1

McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

September 1, 2020

International Tower Hill Mines Ltd.
Suite 2300 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3

Dear Sirs:

We have acted as Canadian counsel to International Tower Hill Mines Ltd. (the “Company”) in connection with the offering and sale (the “Offering”) of common shares of the Company having an aggregate offering price of up to US$10,300,000 (the “Placement Shares”). The Placement Shares will be sold through B. Riley Securities, Inc. (“B. Riley FBR”) pursuant to the terms of an At Market Issuance Sales Agreement dated August 31, 2020 (the “Sales Agreement”) between the Company and B. Riley FBR, as described in the Company’s Registration Statement on Form S-3 (File No. 333-240276) (as amended and supplemented through and including the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement, including the Prospectus;

(b)	the prospectus supplement prepared by the Company in connection with the Offering (the “Prospectus Supplement”);

(c)	the Sales Agreement;

(d)	the Company’s articles (the “Articles”), as in effect on the date hereof; and

(e)	copies of the minutes of meetings of the board of directors of the Company (the “Board”) or a special committee of the Board in respect of the Offering and other related matters (collectively, the “Authorizing Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that, at the time of issuance of any Placement Shares:

(a)	the Authorizing Resolutions, the Articles and Applicable Laws (as defined below) shall not have been amended so as to affect the validity of such issuance,

(b)	the Registration Statement (including all amendments) has become and remains effective under the Securities Act,

(c)	the Prospectus Supplement has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(d)	the Placement Shares will be offered, issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement; and

(e)	the Sales Agreement has been duly authorized, executed and delivered by each of the parties thereto and is a legally valid and binding obligation of the parties thereto.

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	the issuance and sale of the Placement Shares have been duly authorized by all necessary corporate action in conformity with the Articles and Applicable Laws; and

2.	the Placement Shares, when issued, sold and delivered in the manner and for the consideration stated in the Sales Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares in the capital of the Company. This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement or the Common Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on or about September 1, 2020 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Laws.

Yours very truly

/s/ McCarthy Tétrault LLP